Exhibit 16

Securities and Exchange Commission
Washington, D.C. 20549

April 25, 2001

Ladies and Gentlemen:

We were previously principal accountants for Vail Banks, Inc. (the Company) and, under the date of January 19, 2001, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2000 and 1999. On April 19, 2001, we resigned. We have read the Company’s statements included under Item 4 of its Form 8-K dated April 19, 2001, and we agree with such Statements.

Very truly yours,

/s/ KPMG LLP

Denver, Colorado